As filed with the Securities and Exchange Commission on March 5, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BADGER METER, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	39-0143280
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4545 West Brown Deer Road

Milwaukee, Wisconsin 53223

(414) 355-0400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With copies to:

Richard A. Meeusen Chairman, President and Chief Executive Officer Badger Meter, Inc. 4545 West Brown Deer Road Milwaukee, Wisconsin 53223 Telephone Number: (414) 355-0400	Peter D. Fetzer Jason M. Hille Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Telephone Number: (414) 271-2400
(Name, address, including zip code, and telephone number including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, $1 par value (2)	210,000 shares	$47.08	$9,886,800	$320*
Common Share Purchase Rights	210,000 rights	(3)	(3)	(3)

*	Pursuant to Rule 457(p), the registrant has offset $911, which is the aggregate total dollar amount of the filing fee associated with the 180,000 shares of unsold securities under Badger Meter, Inc.’s Registration Statement on Form S-3 (Registration No. 333-202493 filed on March 4, 2015, against the amount of the registration filing fee for this registration statement ($1,231)).
(1)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee, based on the average of the high and low prices of the Common Stock of Badger Meter, Inc. on the New York Stock Exchange on March 1, 2018, which date was within five business days of the date of this filing.
(2)	The shares may be sold, from time to time, by the registrant, pursuant to the registrant’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”). This registration statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend or stock split or as the result of other anti-dilution provisions, pursuant to Rule 416 of the Securities Act.
(3)	The value attributable to the Common Share Purchase Rights is reflected in the market price of the Common Stock to which the rights are attached.

EXPLANATORY STATEMENT

This registration statement relates to 210,000 shares of common stock, $1 par value (“Common Stock”), of Badger Meter, Inc. (the “Company”), to be issued pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan, as amended and restated as of March 5, 2018 (the “Plan”). The shares of Common Stock to be issued pursuant to the Plan under this registration statement were previously registered under Registration No. 333-202493.

BADGER METER, INC.

Dividend Reinvestment and Stock Purchase Plan

210,000 Shares of Common Stock ($1 par value)

We offer to participants in our Dividend Reinvestment and Stock Purchase Plan an opportunity to purchase our common stock, $1 par value. Each share of common stock purchased under the plan will be accompanied by a common share purchase right consistent with our Rights Agreement which expires by its terms on May 26, 2018, as discussed more fully on page 17. You may participate in the plan if you are (1) a holder of our common stock or (2) a person who does not currently hold our common stock upon an initial investment of $100 or more.

Our common stock is traded on the New York Stock Exchange under the symbol “BMI.” The last reported sale price of our common stock on March 2, 2018 was $48.20.

As a participant in the plan, you may use your quarterly common stock dividends to purchase additional common stock. As a participant, you may also make optional cash investments of not less than $50 per payment subject to a maximum of $20,000 per calendar year ($5,000 per calendar quarter), including any initial investment, to purchase additional shares of our common stock and to have the dividends on that stock reinvested under the plan.

The price of each share of our common stock purchased under the plan will be 100% of market value, determined as provided in the plan. As a participant, you do not pay brokerage fees or commissions when purchasing shares under the plan with reinvested dividends. A fee of $2.50 will be assessed for each optional cash payment plus $0.10 for each share purchased. We bear the cost of administering the plan for dividend reinvestment.

To the extent required by applicable law in certain states, shares of common stock offered under the plan are offered only through American Stock Transfer & Trust Company, LLC or a registered broker-dealer in those states.

Investing in our common stock involves risks. Please read “Risk Factors” beginning on page 2.

Set forth on pages 8 to 18 are the terms and conditions of the plan. Any future amendments to the plan will be effective immediately upon mailing of notice to participants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 5, 2018.

-i-

Unless we otherwise indicate or the context otherwise requires, references in this prospectus to “we,” “us,” “our” and “ours” refer collectively to Badger Meter, Inc. and its subsidiaries.

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. You should read this prospectus together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements that appear elsewhere in this prospectus or that we incorporate in this prospectus by reference.

You should not consider any information in this prospectus or any prospectus supplement to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the investment in our common stock. We are not making any representation to you regarding the legality of an investment in our common stock by you under applicable investment or similar laws.

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.

-ii-

SUMMARY

This prospectus describes our Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan provides a simple and convenient method of reinvesting cash dividends paid on shares of our common stock and making optional cash investments in additional shares of our common stock. The Plan also provides us with the ability to sell our authorized but unissued shares of our common stock to participants and new investors, which will improve liquidity by providing additional funds for general corporate purposes. Please review this prospectus carefully and retain it for future reference.

The price of each share of our common stock purchased under the Plan will be 100% of market value, determined as provided in the Plan. You have no control over the price, and, in the case of shares of our common stock purchased or sold in the open market, the time at which such shares are purchased or sold for your account. You bear the market risk associated with fluctuations in the price of our common stock pending completion of a purchase or sale of such shares for your account.

We are not recommending that you buy or sell our common stock. You should invest in shares of our common stock through the Plan only after you have independently researched your investment decision.

If you have questions about the Plan, refer to the back cover of this prospectus for information on contacting American Stock Transfer & Trust Company, LLC (“AST”), the Plan administrator. Our principal executive offices are located at 4545 West Brown Deer Road, Milwaukee, Wisconsin 53223, and our telephone number is (414) 355-0400. The following options are available to participants:

Dividend Reinvestment and Optional Cash Investments. AST will reinvest dividends on all shares of our common stock registered in your name and on all such shares which are subsequently acquired. AST will also reinvest dividends on all shares of our common stock held in your Plan account, and you are eligible to, but are not required to, make optional cash investments.

No Reinvestment. AST will pay to you in cash dividends on shares of our common stock registered in your name and on such shares held in your Plan account. You are eligible to, but are not required to, make optional cash investments.

Optional Cash Investments. You may use this election in combination with any of the investment options. Under this option, AST will use any optional cash investments received from you to purchase additional shares of our common stock under the Plan.

Automatic Investment Option. You may use this election in combination with any of the investment options. Under this option, you may authorize the deduction of payments from your checking or savings account automatically once each month, on the 10th day of the month, by electronic means for investment in shares of our common stock through the Plan as optional cash investments.

Share Custodial Service. You may transfer certificates for shares of our common stock registered in your name into your Plan account for safekeeping.

RISK FACTORS

Before you decide to participate in the Plan and invest in shares of our common stock, you should carefully consider the specific risks set forth under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2017 and under the caption “Risk Factors” in any of our subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q incorporated by reference in this prospectus. For more information, see “Available Information” and “Incorporation of Certain Documents by Reference.” We cannot assure you of a profit or protect you against a loss on the shares of our common stock that you purchase or sell under the Plan.

In addition, there are risks associated with participation in the Plan. You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested. The price of our common stock may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. If you instruct the Plan administrator to sell shares under the Plan, you will not be able to direct the time and price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale. If you decide to withdraw from the Plan, the Plan administrator will continue to hold your shares unless you request to have your shares transferred to another account. If you request such a transfer, the market price of our shares may decline between the time you request such a transfer and the date such transfer is effective.

THE COMPANY

We are a leading innovator, manufacturer and marketer of products incorporating flow measurement, control and communication solutions serving markets worldwide. We were incorporated in 1905.

We are an innovator in flow measurement, control and communication solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. Our products measure water, oil, chemicals and other fluids, and are known for accuracy, long-lasting durability and for providing and communicating valuable and timely measurement data. Our product lines fall into two categories: sales of water meters and related technologies to municipal water utilities (municipal water) and sales of meters to various industries for water and other fluids (flow instrumentation). We estimate that over 85% of our products are used in water applications when both categories are grouped together.

Municipal water, the largest category by sales volume, includes mechanical and ultrasonic (electronic) water meters and related technologies and services used by municipal water utilities as the basis for generating water and wastewater revenues. The key market for our municipal water meter products is North America, primarily the United States, because most of our meters are designed and manufactured to conform to standards promulgated by the American Water Works Association. The majority of water meters sold by us continues to be mechanical in nature. In recent years, we have made inroads in selling ultrasonic water meters. The development of smaller diameter ultrasonic water meters combined with advanced radio technology now provides us with the opportunity to sell into other geographical markets, for example Europe, the Middle East and South America. In the municipal water category, sales of water meters and related technologies and services are also commonly referred to as residential or commercial water meter sales, the latter referring to larger sizes of water meters.

Flow instrumentation includes meters and valves sold worldwide to measure and control materials flowing through a pipe or pipeline including water, air, steam, oil, and other liquids and gases. These products are used in a variety of applications, primarily into the following industries: water/wastewater; heating, ventilating and air conditioning (HVAC); oil and gas; chemical and petrochemical; test and measurement; automotive aftermarket; and the concrete construction process. Furthermore, our flow instrumentation technologies are sold to original equipment manufacturers as the primary flow measurement device within a product or system.

Residential and commercial water meters are generally classified as either manually read meters or remotely read meters via radio technology. A manually read meter consists of a water meter and a register that provides a visual totalized meter reading. Meters equipped with radio technology (endpoints) receive flow measurement data from encoder registers attached to the water meter, which is encrypted and transmitted via radio frequency to a receiver that collects and formats the data appropriately for water utility billing systems. These remotely read, or mobile, systems are either automatic meter reading (AMR) systems, where a vehicle equipped for meter reading purposes, including a radio receiver, computer and reading software, collects the data from utilities’ meters; or fixed network advanced metering infrastructure (AMI) systems, where data is gathered utilizing a cellular network, which is a network of permanent data collectors or gateway receivers that are always active or listening for the radio transmission from the utilities’ meters. AMI systems eliminate the need for utility personnel to drive through service territories to collect data from the meters. These systems provide the utilities with more frequent and diverse data from their meters at specified intervals.

The ORION® family of radio endpoints provides water utilities with a range of industry-leading options for meter reading. These include ORION Migratable (ME) (for mobile meter reading), ORION (SE) (for traditional fixed network applications), and ORION Cellular (for infrastructure-free fixed network meter reading). ORION Migratable makes the migration to fixed network easier for utilities that prefer to start with mobile reading and later adopt fixed network communications, allowing utilities to choose a solution for their current needs and be positioned for their future operational changes. ORION Cellular eliminates the need for utility-owned fixed network infrastructure, allows for rapid deployment and decreases ongoing maintenance.

Critical to the water metering ecosystem is information and analytics. Our BEACON® Advanced Metering Analytics (AMA) managed solution is the latest in metering technology. BEACON AMA combines the BEACON analytical software suite with proven ORION technologies using two-way cellular-based fixed networks in a managed solution, improving utilities’ visibility of their water consumption and eliminating the need for costly utility-managed infrastructure.

The BEACON AMA secure, cloud-hosted software suite includes a customizable dashboard, the ability to establish alerts for specific conditions, and consumer engagement tools that allow end water customers to view and manage their water usage activity. Benefits to the utility include improved customer service, increased visibility through faster leak detection, the ability to promote and quantify the effects of its water conservation efforts, and easier compliance reporting.

Our net sales and corresponding net earnings depend on unit volume and product mix, with us generally earning higher margins on meters equipped with radio technology. Our proprietary radio products generally result in higher margins than the remarketed, non-proprietary technology products. We also sell registers and endpoints separately to customers who wish to upgrade their existing meters in the field.

Water meter replacement and the adoption and deployment of new technology comprise the majority of water meter product sales, including radio products. To a much lesser extent, housing starts also contribute to the new product sales base. Over the last decade, there has been a growing trend in the conversion from manually read water meters to radio technology. This conversion rate is accelerating and contributes to an increased water meter and radio solutions base of business. We estimate that approximately 55% to 60% of water meters installed in the United States have been converted to a radio solutions technology. Our strategy is to fulfill customers’ metering expectations and requirements with our proprietary meter reading systems or other systems available through our alliance partners in the marketplace.

Flow instrumentation products serve flow measurement and control applications across a broad industrial spectrum, occasionally leveraging the same technologies used in the municipal water category. Specialized communication protocols that control the entire flow measurement process and mandatory certifications drive these markets. Our specific flow measurement and control applications and technologies serve the flow measurement market through both customized and standard flow instrumentation solutions.

Industries today face accelerating demands to contain costs, reduce product variability, and meet ever-changing safety, regulatory and sustainability requirements. To address these challenges, customers must reap more value from every component in their systems. This system-wide scrutiny has heightened the focus on flow instrumentation in industrial process, manufacturing, commercial fluid, building automation, and precision engineering applications where flow measurement and control are critical.

An industry leader in both mechanical and electronic flow metering technologies, we offer one of the broadest flow measurement, control and communication portfolios in the market. This portfolio carries respected brand names including Recordall®, E-Series®, ORION, Hedland®, Dynasonics®, Blancett®, and Research Control®, and includes eight of the ten major flow meter technologies. Customers rely on us for application-specific solutions that deliver accurate, timely and dependable flow data and control essential for product quality, cost control, safer operations, regulatory compliance, and more sustainable operations.

Our products are sold throughout the world through employees, resellers and representatives. Depending on the customer mix, there can be a moderate seasonal impact on sales, primarily relating to higher sales of certain municipal water products during the spring and summer months. No single customer accounts for more than 10% of our sales.

We export products from the United States that are manufactured in Milwaukee, Wisconsin; Racine, Wisconsin; Tulsa, Oklahoma; and Scottsdale, Arizona. We have sales, distribution and manufacturing facilities in Neuffen, Germany; sales and customer service offices in Mexico, Singapore, China, United Arab Emirates and Slovakia; and manufacturing and sales facilities in Brno, Czech Republic and Bern, Switzerland.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, as well as other information provided from time to time by us or our employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on our then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 that include, among other things:

•	the continued shift in our business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;

•	the success or failure of our newer products;

•	changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;

•	the actions (or lack thereof) of our competitors;

•	changes in our relationships with our alliance partners, primarily our alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with our products;

•	changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of our products, our ability to obtain financing, housing starts in the United States, and overall industrial activity;

•	unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;

•	economic policy changes, including but not limited to, trade policy and corporate taxation;

•	the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;

•	changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;

•	our ability to successfully integrate acquired businesses or products;

•	changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;

•	the inability to develop technologically advanced products;

•	the failure of our products to operate as intended;

•	the inability to protect our proprietary rights to our products;

•	our expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, our responsibility for subcontractor performance, additional costs and expenses if we and our subcontractors fail to meet the timetable agreed to with the governmental entity, and our expanded warranty and performance obligations;

•	disruptions and other damages to information technology and other networks and operations due to breaches in data security or any other cybersecurity attack;

•	transportation delays or interruptions;

•	violations or alleged violations of the U.S. Foreign Corrupt Practices Act (FCPA) or other anti-corruption laws and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (referred to as FATCA);

•	the loss of or disruption in certain single-source suppliers; and

•	changes in laws and regulations, particularly laws dealing with the content or handling of materials used in our products.

All of these factors are beyond our control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this prospectus and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and we assume no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

THE PLAN

The following are the terms and conditions of the Plan set forth as a series of questions and answers:

PURPOSES, ADVANTAGES AND DISADVANTAGES OF PLAN, AND ELIGIBILITY

1.	What are the purposes of the Plan?

The Plan has two purposes. First, it provides our shareholders and potential investors in our company with a convenient and economical method to purchase shares of our common stock and reinvest cash dividends. Second, the Plan provides us with the ability to sell our authorized but unissued shares of common stock (or treasury shares, if any) to participants, which will improve our liquidity by providing additional funds for general corporate purposes.

2.	What are the advantages of the Plan?

The advantages of the Plan include the following:

(a) You do not pay brokerage commissions, fees or service charges in connection with purchases of shares of our common stock under the Plan with reinvested dividends or for participating in the Plan. There are nominal fees associated with optional cash investments.

(b) AST, which is acting as custodian for shares acquired under the Plan, or any successor custodian, or a nominee for the custodian or the participants under the Plan, holds the shares purchased under the Plan in its name, and credits the shares purchased under the Plan to a separate account for each participant. This relieves you, as a participant in the Plan, of the responsibility for the safekeeping of multiple certificates for shares purchased, and it protects you against loss, theft, or destruction of stock certificates.

(c) AST will furnish to you a statement for your Plan account after each transaction (that is, the purchase, sale, withdrawal, or transfer of shares), to simplify your recordkeeping.

(d) Full investment of funds is possible under the Plan because the Plan permits fractions of shares, computed to three decimal places, as well as full shares, to be credited to your account. You are credited with dividends on both the full and fractional shares held under the Plan.

3.	Are there disadvantages to investing under the Plan?

Disadvantages of the Plan include the following:

(a) You have no control over the price, and, in the case of shares of our common stock purchased or sold in the open market, the time at which such shares are purchased or sold for your account. You bear the market risk associated with fluctuations in the price of shares of our common stock pending completion of a purchase or sale of such shares for your account.

(b) No interest will be paid on funds held for you pending investment under the Plan.

(c) There is only one investment period each month. Optional and initial cash investments must be received by AST on or before the 13th day of the month to be invested during the investment period in that month. The investment period generally commences on or about the 15th day of the month. Purchases may be made over a period of several days in the case of open market purchases. Monies received after the cutoff date will be held until the next investment period (any funds not invested within 35 calendar days will be returned to you).

4.	Who is eligible to participate in the Plan?

You are eligible to participate in the Plan, provided that:

(a) you meet the requirements for participation described under Question 6 below; and

(b) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to our company, the Plan or such person.

If you own shares of our common stock which are registered in someone else’s name (such as in the name of a broker, nominee or trustee) and desire to participate in the Plan, you can join by either:

(a) transferring those shares of our common stock that you wish to be part of the Plan into your name, or

(b) requesting the broker, nominee or trustee to participate in the Plan on your behalf.

Your ability to make optional cash investments under the Plan through a broker, nominee or trustee, however, may be limited depending upon the amount of optional cash investments made by the record holder for its own account or the account of other investors. Optional cash investments are limited to $20,000 per calendar year ($5,000 per calendar quarter), including any initial investment, for each person or entity directly participating in the Plan.

ADMINISTRATION

5.	Who administers the Plan?

American Stock Transfer & Trust Company, LLC has been appointed by us as our agent to administer the Plan, maintain records, send statements of account to participants and perform other duties relating to the Plan, subject to our direction. AST will hold for safekeeping the shares of our common stock acquired under the Plan for each participant until termination of participation in the Plan or receipt of a request in writing from a participant for all or part of his or her Plan shares. Shares held by AST will be registered in the name of American Stock Transfer & Trust Company, LLC or one of its nominees, as agent for participants in the Plan. Acting through our Board of Directors we may, at any time and in our sole discretion, appoint a successor administrator of the Plan upon 30 calendar days written notice to AST.

All inquiries and other communications relating to the Plan should be directed to the following address:

American Stock Transfer & Trust Company, LLC

Plan Administration Department

P. O. Box 922, Wall Street Station

New York, NY 10269-0560

If you would rather call, you may reach AST by dialing 1-800-278-4353.

You can also contact AST via e-mail at info@amstock.com.

You can order or download a Plan prospectus and enrollment forms using the Internet at http://www.amstock.com.

An independent securities broker-dealer registered under the Securities Exchange Act of 1934 will purchase and sell shares of our common stock as the agent for the participants in the Plan. AST will pay or deliver dividends and optional cash investments which are to be invested under the Plan to an escrowed account maintained with a bank or as directed by the independent broker-dealer, promptly following receipt. The independent broker-dealer will apply those funds to the purchase of common stock at the next investment period.

We will not provide investment advice with respect to participation in the Plan.

PROCEDURE FOR JOINING—ENROLLMENT AND AUTHORIZATION FORMS

6.	How and when may I enroll in the Plan?

With limited exceptions described below, you may enroll in the Plan by completing and signing an Enrollment Form. You can obtain Enrollment Forms from AST by writing, by telephone, by e-mail, or by ordering a Plan prospectus on the Internet. You can also download an Enrollment Form from the Internet at http://www.amstock.com.

If you are an existing shareholder, then you will become a participant by completing an Enrollment Form and returning it to us.

If you are not an existing shareholder, then you will become a participant after we have received and accepted a properly completed Enrollment Form, together with an initial investment of not less than $100.

We reserve the right to prohibit participation in the Plan by non-shareholders who reside in a state where participation in the Plan by non-shareholders who reside in the state would require us to take special action under the securities or “blue sky” laws of the state and we have not yet taken the required action. We also reserve the right to prohibit participation in the Plan by any investor, whether or not a holder of record of shares of our common stock, who is a citizen or resident of a country other than the United States, if his or her participation would violate local laws and regulations applicable to us or the prospective participant. In any such case, the administrator will return any Enrollment Form and initial investment tendered by such person.

We will process Enrollment Forms as promptly as practicable. Participation in the Plan will begin after the administrator has reviewed and accepted a properly completed form.

If you authorize the reinvestment of dividends, your dividends will be reinvested beginning with the first dividend payment date (generally, March 15, June 15, September 15 and December 15) after the next record date for common stock following receipt of your properly completed Enrollment Form. Our common stock record dates, for purposes of dividend payments, are normally the last business day of February, May, August, and November.

The independent broker-dealer will invest under the Plan an optional cash investment received on or before the 13th day of any month with or after receipt of an Enrollment Form during the investment period for that month, which generally commences about the 15th day of the month and continues until the independent broker-dealer is able to complete all purchases of common stock required to be made under the Plan for that investment period. An optional cash investment received after the 13th day of any month will be invested during the investment period for the next month (any funds not invested within 35 calendar days will be returned to you).

7.	What does the Enrollment Form provide?

The Enrollment Form authorizes AST to:

(a) enroll you in the Plan,

(b) apply the initial investment and subsequent dividends or optional cash investments, if any, to the reinvestment provisions of the Plan, and

(c) hold shares of our common stock for you pursuant to the Plan.

The Enrollment Form also authorizes the independent broker-dealer to purchase shares of our common stock for you pursuant to the Plan. As you complete the Enrollment Form, you must indicate how you wish to participate in the Plan. The following options are available:

Dividend Reinvestment and Optional cash investments. AST will reinvest dividends on all shares of our common stock registered in your name and on all such shares which you subsequently acquire. AST will also reinvest dividends on all shares of our common stock held in your Plan account, and you are eligible to, but are not required to, make optional cash investments (see the answer to Question 9).

No Reinvestment. AST will pay to you in cash dividends on shares of our common stock registered in your name and on such shares held in your Plan account. You are eligible to, but are not required to, make optional cash investments.

Optional Cash Investments. You may use this election in combination with any of the investment options. Under this option, AST will use any optional cash investments received from you to purchase additional shares of our common stock under the Plan.

Automatic Investment Option. You may use this election in combination with any of the investment options. Under this option, you may authorize the deduction of payments from your checking or savings account automatically once each month, on the 10th day of the month, by electronic means for investment in shares of our common stock through the Plan as optional cash investments. You must allow 30 calendar days to initiate this feature or to make any changes in the amount or bank account from which the funds are withdrawn.

As described above, you may make optional cash investments regardless of which investment option box is checked on the Enrollment Form.

If you wish to change your chosen method of participation in the Plan, you must file a new Enrollment Form.

The amount of dividends reinvested will be reduced by any amount which is required to be withheld under any applicable tax or other statute.

8.	How do I become a participant under the Plan if I am not already a shareholder?

If you are not a record holder of our common stock, then you must meet the requirements for participation described under Question 6 above and you must include a minimum initial investment of at least $100 in United States dollars with your completed Enrollment Form. You may make the initial investment by personal check payable to Badger Meter, Inc. Dividend Reinvestment and Stock Purchase Plan. Do not send cash.

An initial investment may not exceed $5,000 (the quarterly and calendar year limitations of $5,000 and $20,000, respectively, for optional cash investments includes the initial investment). No interest will be paid on funds held under the Plan pending investment. Accordingly, you should transmit funds so that they reach AST on or before the 13th day of a month.

You may stop the investment of an initial payment (and receive a refund of that amount) by notifying AST in writing, provided that AST receives the written communication not later than the 13th day of the month in which the initial investment is to be made. No refund of a check will be made until the funds have been collected.

9.	How do I make optional cash investments?

All Participants

Investment by Check. After you have joined the Plan, you may make an optional cash payment, which must be in United States dollars, by mailing or delivering to AST a check payable to Badger Meter, Inc. Dividend Reinvestment and Stock Purchase Plan. A remittance form should accompany each payment; however, you may forward the first optional cash payment without a remittance form. Interest will not be paid on optional cash investments. Therefore, we recommend that you make optional cash investments in time to reach AST on or before the 13th day of any month.

Automatic Investment Option. As an alternative to sending checks for optional cash investments, you may elect to have funds automatically withdrawn every month from your checking or savings account at a qualified financial institution. You may elect the automatic cash withdrawal option by providing the requested information on the Authorization Form, providing the necessary bank account and monthly withdrawal amount information, and submitting it, together with a voided blank check or checking or savings account deposit slip, to AST. You may change the amount of money authorized for withdrawal or terminate an automatic monthly withdrawal of funds by completing and submitting to AST either a new Authorization Form or a written letter. To be effective, AST must receive the new Authorization Form or letter not less than 30 calendar days before the effective date of the withdrawal.

Minimum and Maximum Amounts for Optional Cash Investments. Optional cash investments may differ in amount, and you are not obligated to make optional cash investments on a regular basis. An optional cash investment must be at least $50. Your optional cash investments, including the initial investment, may not exceed $20,000 in any calendar year ($5,000 in any calendar quarter). We will return to you payments of less than $50, and all amounts in excess of the calendar year limitation of $20,000 or the calendar quarter limitation of $5,000, as well as any other amounts not invested within 35 calendar days.

Payments with Insufficient Funds. A $25 service charge will be imposed for any check or other deposit for an optional cash investment returned unpaid. If the deposit is returned, the investment will be considered “void” and AST will sell any shares of our common stock credited to your account in anticipation of receiving the payment to cover the transaction and the service charge. The number of shares of our common stock sold may exceed the number of such shares purchased with the returned deposit due to fluctuations in the market price and to the service charge.

You may stop the investment of your optional cash payment (and receive a refund of that amount) without withdrawing from the Plan by notifying AST in writing, provided that the written communication is received by AST no later than the 13th day of any month. AST will not refund an optional cash payment until the funds have actually been collected.

Directors and Section 16 Officers

Optional and initial cash investments by directors of the company and by officers of the company subject to Section 16 of the Securities Exchange Act of 1934 must be pre-approved by our board of directors or by a committee of the board that is composed solely of two or more “Non- Employee Directors” within the meaning of Rule 16b-3. “Rule 16b-3” means Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as promulgated by the Securities and Exchange Commission or its successors, as amended and in effect from time to time.

SOURCE OF SHARES—PURCHASE PRICES—INVESTMENT PERIODS

10.	What is the source of shares of our common stock purchased under the Plan?

Shares of our common stock purchased under the Plan will be either treasury shares or newly issued shares or, at our option, can be shares that the independent broker-dealer selected by AST purchases in the open market. The primary consideration in determining the source of shares of our common stock for purchases under the Plan will be our desire to increase the number of shares of our common stock outstanding. We determine the source or sources of shares used to fulfill Plan requirements and, subject to certain regulatory restrictions on the frequency with which we may change our determination, we may change our determination from time to time without notice to you.

11.	How do you determine my purchase price?

Under the Plan, the price for shares of our common stock to be issued (or treasury shares) will be the average of the high and low prices of our common stock as reported in New York Stock Exchange composite transactions on the first day of the investment period (generally, the 15th day of the month) in which trading of our shares occurs (or if our common stock does not trade on the New York Stock Exchange on that date, on the next day on which trading occurs).

The price for shares of our common stock purchased on the open market during an investment period will be the weighted average price of all shares of our common stock purchased by the independent broker-dealer during that investment period. We will pay all brokerage commissions and other fees in connection with the purchase of shares of our common stock for the Plan with reinvested dividends. There will be a $2.50 per transaction fee, plus a brokerage commission of $0.10 per share, associated with shares of our common stock purchased using initial or optional cash investments.

Under the Plan, you do not have the ability to order the purchase of a specific number of shares of our common stock, purchase shares of our common stock at a specified price or on a particular date, as could be done with respect to purchases through a broker.

12.	When will you invest my funds under the Plan?

Optional Cash Investments. AST will make purchases for optional cash investments once each month. AST will invest funds received on or before the 13th day of the month during the investment period in that month, which generally commences on or about the 15th day of the month. Funds received after the 13th day of a month will be invested during the investment period for the next month.

Automatic Investment Option. If you participate in the automatic investment option, your bank will deduct your investment from your bank account and transfer it to AST on the 10th day of the month, or, if the tenth day falls on a weekend or bank holiday, the first business day thereafter, and it will be invested in the investment period for that month (which normally commences on or about the 15th day of the month).

Dividend Reinvestments. Dividends reinvested under the Plan will be invested on the dividend payment dates (generally March 15, June 15, September 15, and December 15) or the first business day following a dividend payment date.

The independent broker-dealer may begin making open market purchases prior to the applicable investment period and, at its discretion, may purchase the shares of our common stock over a period of several days in order to minimize price fluctuations.

The independent broker-dealer will use its best efforts to apply all initial and optional cash investments to the purchase of common stock within 35 calendar days of receipt of the funds by AST and will use its best efforts to invest all dividends for the purchases within 30 calendar days of the dividend payment date, subject to any applicable requirements of federal securities laws relating to the timing and manner of purchases of common stock under the Plan. Any dividends not used within 30 calendar days of their payment to buy shares of our common stock will be returned to you. AST will also return to you any other funds not used to buy such shares within 35 calendar days of receipt.

13.	How many shares of our common stock will be purchased for me during each investment period?

The number of shares of our common stock, including fractional shares (computed to three decimal places), purchased will depend on the amount of dividends and the amount of optional cash investments, if any, being invested during the investment period and on the price of the shares determined as provided in the answer to Question 11. You cannot direct the purchase of a specific number of shares of our common stock for your Plan account.

14.	Do I incur any fees or expenses?

There are no brokerage commissions, fees or service charges for the purchase of shares of our common stock under the Plan with reinvested dividends or for participating in the Plan. You will incur a $15.00 transaction fee plus a $0.10 per share brokerage commission if you request AST to sell shares of our common stock through the Plan. (See the answers to Questions 16 and 17.) There will be a $2.50 per transaction fee, plus a brokerage commission of $0.10 per share, associated with shares of our common stock purchased using initial or optional cash investments.

15.	May I gift/transfer shares held in the Plan?

You may transfer the ownership of some or all of your Plan shares, including shares of our common stock held in safekeeping, by mailing to the administrator a properly executed stock assignment form, which you may obtain from the administrator or a financial institution, with a Medallion Signature Guarantee for all owners and a letter of instruction. A Medallion Signature Guarantee is a signature guarantee by an institution such as a commercial bank, trust company, securities broker/dealer, credit union or a saving institution participating in a Medallion Program approved by the Securities Transfer Association, Inc. You may transfer shares of our common stock to new or existing shareholders.

Unless otherwise instructed, the administrator will retain the transferred shares of our common stock and enroll the transferee in dividend reinvestment, provided the transferee is eligible to participate. The new participant will receive a statement showing the number of shares transferred and now held in his or her Plan account, which will be considered the transaction confirmation.

16.	May I withdraw or sell shares held in my Plan account without terminating my participation in the Plan?

You may at any time direct AST to issue certificates or sell any number of shares of our common stock held in your Plan account by furnishing a request to AST as follows:

To Receive Certificates for Shares:

Your written request must indicate the number of shares to be certificated from your Plan account. All registered owners must sign the request.

AST will register the certificates for shares of our common stock withdrawn from the Plan in your name exactly as shown on the account registration. Guarantees of signatures are not required. Upon request, certificates can be registered in another manner. In that case, registered owners must sign the request and obtain a Medallion Signature Guarantee for all registered owners.

Certificates for shares of our common stock withdrawn from the Plan will be issued to you without charge. Certificates for fractions of shares will not be issued under any circumstances.

If you participate in the Plan under the dividend reinvestment option, AST will continue to reinvest dividends on any shares you withdraw from the Plan in certificated form. If you participate in the Plan under the no reinvestment option, AST will pay dividends on the shares you withdraw from the Plan in certificated form by check.

To Sell Shares:

Your written request must indicate the number of shares to be sold from your Plan account and must bear the signature of all registered owners.

AST will accumulate sale requests from participants and, approximately every five business days, will submit a sale request to the independent broker-dealer on behalf of those participants. The proceeds of the sale will be remitted to you, less brokerage commissions. Brokerage commissions will be allocated to you based on the rate negotiated with the independent broker-dealer.

Any shares you request to be sold may, at the option of the independent broker-dealer, be purchased on behalf of the Plan with any available funds being invested under the Plan. If purchased with Plan funds, the purchase price will be the average of the high and low prices of shares of our common stock as reported in New York Stock Exchange composite transactions on the date the request for such sale is received (or, if our common stock is not traded on the New York Stock Exchange on that date, on the next day on which it is traded). The sale proceeds will be paid to you. A $15.00 fee for each sale plus a $0.10 brokerage commission for each share sold will be deducted from the proceeds. Be aware that the price of our common stock may rise or fall during the period between requesting a sale and the actual sale. You will bear the risk associated with any change in price.

17.	How and when may I terminate participation in the Plan?

You may terminate participation in the Plan at any time by notifying AST. Your notification should include instructions as to whether your Plan shares should be withdrawn from the Plan and issued to you in certificated form or sold through the Plan. Whole shares will be withdrawn in certificated form or sold as described in the answer to Question 16, under “To Sell Shares.” When your account is terminated, a cash payment for any fractional shares (computed to three decimal places) remaining in the account will be made to you. Fractional shares will not be issued in certificated form, but will be grouped with other fractional shares and sold using the procedure for sale of whole shares described in the answer to Question 16, under “To Sell Shares.”

If AST receives your request to terminate Plan participation at least two business days before the dividend payment date in a month when dividends would be paid (generally, March 15, June 15, September 15 or December 15), then any dividend that would otherwise have been invested during the investment period for that month will be paid to you. If your request to terminate Plan participation is received less than two business days before the dividend payment date in a month when dividends would be paid (generally, March 15, June 15, September 15 or December 15), then any dividend scheduled to be invested will be invested and then your enrollment in the Plan will be terminated. All future dividends on shares registered in your name will be paid directly to you.

AST may terminate your participation in the Plan after mailing a Notice of Intention to Terminate to you at the address which appears on our records.

18.	When may I rejoin the Plan?

Generally, you may again become a participant at any time subject to the eligibility requirements (see answer to Question 4). However, we reserve the right to reject any Enrollment Form from a previous participant on the grounds of excessive joining and terminating. Such reservation is intended to minimize administrative expenses and to encourage use of the Plan as a long-term investment service.

CERTIFICATES FOR SHARES—ACCOUNTS—REPORTS

19.	Will I receive certificates for shares purchased?

Certificates for shares purchased under the Plan will not be automatically delivered to you. The shares of our common stock purchased for you will be credited to your Plan account and will show on your statement of account. However, if you wish to obtain certificates for any number of whole shares credited to your account without withdrawing from the Plan, you may do so in the manner described in the answer to Question 16, under “To Receive Certificates for Shares.”

20.	In whose name will you maintain accounts and in whose name will you register certificates when issued?

AST will maintain your Plan account in the name or names which appear on our shareholder records.

AST will register certificates for shares of our common stock when issued to you, in the name or names in which your account is maintained. Certificates will be issued in such other name(s) as you may request as described in the answer to Question 16, under “To Receive Certificates for Shares.”

21.	May I transfer certificates for shares of common stock registered in my name into a Plan account for safekeeping?

To provide for safekeeping, you may transfer certificates for shares of our common stock registered in your name into your Plan account. You should forward the certificates for those shares via registered and insured mail, to protect against loss in transit. You must include a check for $7.50 payable to American Stock Transfer & Trust Company, LLC each time you send shares for deposit. Mail certificates and any applicable payment to: Plan Administration Department, American Stock Transfer & Trust Company, LLC, P. O. Box 922, Wall Street Station, New York, NY 10269-0560, with a letter instructing AST to transfer the shares to your Plan account. You should not endorse the certificates or complete the assignment section.

The fee of $7.50 for this service will be waived if you have elected to deposit your shares and sell them at the same time through the Plan (the fees for selling shares will apply). If you are not already participating in the Plan, then complete and sign an Enrollment Application to accompany the certificates for safekeeping in the Plan.

Shares of our common stock deposited for safekeeping will be transferred to AST as custodian for you and credited to your Plan account. Thereafter, AST will treat such shares of common stock in the same manner as shares of common stock purchased under the Plan and credited to your accounts. AST will pay to you, or reinvest in shares of common stock in accordance with the reinvestment election designated on your Enrollment Form, dividends paid on shares of common stock credited to your account that you deposited into the Plan for safekeeping.

22.	What reports and other information will you send to me?

You will receive a Plan statement of account following each optional cash investment transaction, with respect to shares for your Plan account. You will also receive a Plan statement following each dividend reinvestment transaction. The Plan statements will show a year-to-date summary of (separately for shares purchased for your account with reinvested dividends and with optional cash investments):

•	the number of shares of our common stock purchased during the calendar year,

•	the number of shares of our common stock purchased during each investment period, and

•	the purchase price of the shares of our common stock purchased.

The statements provide a continuous record of transactions and you should retain them for income tax purposes (see “Federal Income Tax Consequences”). You will also receive copies of any amendments to the prospectus relating to the Plan and will receive the same communications as any other shareholder, including annual reports, notices of annual meetings, and proxy statements.

OTHER INFORMATION

23.	What happens if we issue a stock dividend, declare a stock split, or have a rights offering?

The number and class of shares subject to the Plan will be automatically adjusted to reflect events such as dividends, stock splits, recapitalizations and like changes. AST will credit to your account any shares (including fractional shares) of our common stock distributed as a stock dividend on shares of our common stock credited to your account under the Plan, or upon any split of such shares. AST will mail directly to you stock dividends or splits distributed on all other shares of our common stock held by you and registered in your own name. In a rights offering, AST will base entitlement upon your total holdings, including those holdings credited to your account under the Plan. AST will, or the independent broker-dealer will, sell common share purchase rights applicable to shares of our common stock credited to your account under the Plan, credit the proceeds to your account under the Plan, and apply the proceeds to the purchase of shares during the next investment period.

If you wish to exercise, transfer, or sell the common share purchase rights applicable to the shares credited to your account under the Plan, you must request, prior to the record date for the issuance of any such rights, that the whole shares credited to your account be transferred from the account and registered in your name.

24.	How will my shares be voted at meetings of shareholders?

AST will vote Plan shares in accordance with the proxy which we will furnish to you. You can vote your shares as described in the accompanying proxy statement. If you do not vote your proxy, AST will not vote the shares.

25.	What is our responsibility under the Plan?

Neither we, nor AST, nor any agent or affiliate of either of us will have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor will we have any duties, responsibilities or liabilities, except as expressly set forth in this prospectus. In administering the Plan, neither we, nor AST, nor any agent or affiliate of either of us will be liable for any act done in good faith, or for any omission to act in good faith, including without limitation, any claim of liability with respect to the prices at which shares of our common stock are purchased or sold for your account, the times when the purchases or sales are made or any inability to purchase or sell shares of our common stock, for any fluctuation in the market value after purchase or sale of such shares, or arising out of failure to terminate your account upon your death prior to the receipt of notice in writing of such death. However, this provision does not extend to liability resulting from violation of the federal securities laws.

You should recognize that neither we, nor AST, nor the independent broker-dealer can assure you of a profit or protect you against a loss on shares purchased under the Plan.

26.	Who interprets and regulates the Plan?

We have the sole right to interpret and regulate the Plan.

27.	Can you suspend, modify, or terminate the Plan?

We have the right to suspend, modify, or terminate the Plan at any time. Notice of any suspension, modification, or termination of the Plan will be given to participants. In the event of termination of the Plan, certificates for whole shares credited to your account under the Plan will be delivered to you. A cash payment will be made for any fractional share based on the average of the high and low prices of shares our common stock reported in New York Stock Exchange composite transactions on the next day on which shares of our common stock trade on the Exchange following the date of termination of the Plan.

28.	What are the common share purchase rights?

Each share of common stock is accompanied by a common share purchase right in accordance with the Rights Agreement, dated as of February 15, 2008 (the “Rights Agreement”), between us and AST. The common share purchase rights have certain anti-takeover effects and may discourage or make more difficult the acquisition of our company on a non-negotiated basis, such as by an unsolicited tender offer. In this prospectus unless the context otherwise requires all references to our common stock include the accompanying common share purchase rights.

On February 15, 2008, our Board of Directors declared a dividend of one common share purchase right for each share of our common stock outstanding on May 26, 2008. In addition, we have issued and will continue to issue one common share purchase right for each share of common stock which becomes or which has become outstanding between May 26, 2008 and such time as the common share purchase rights become exercisable or cease to be attached to the shares of our common stock. The common share purchase rights are not presently exercisable, but 10 days after a public announcement that a person or group has acquired 15% or more of our common stock or 10 business days (subject to extension) after a person or group announces a tender offer or exchange offer the completion of which would result in the ownership by such person or group of at least 15% of our common stock, the common share purchase rights will become exercisable. When exercisable, the common share purchase rights will entitle each holder of a right to purchase one share of authorized but unissued common stock for each right, subject to adjustment. The exercise price of each common share purchase right is $200.00, subject to adjustment as provided in the Rights Agreement. Upon the occurrence of certain events, including the acquisition by any person or group of 15% or more of our common stock, each common share purchase right, other than rights held by an acquiring party, will entitle the holder to purchase, at the exercise price, common stock having a market value of two times the then-current exercise price. The Rights Agreement excludes from its effects certain “Excluded Persons.” An “Excluded Person” includes (a) the company; (b) any of our subsidiaries; (c) any employee benefit plan of the company or any subsidiary of the company (collectively, “Employee Benefit Plans”); (d) any entity holding securities for or pursuant to the terms of any Employee Benefit Plans; (e) any trustee, administrator or fiduciary of any Employee Benefit Plans in their capacities as such; (f) any person who has reported or is required to report their ownership on Schedule 13G (or any comparable or successor report) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or on Schedule 13D (or any comparable or successor report) under the Exchange Act, which Schedule 13D does not disclose pursuant to Item 4 thereto (or any comparable successor item or section) an intent, or reserve the right, to engage in a control transaction, any contested solicitation for the election of directors or any of the other actions specified in Item 4 thereto (or any comparable successor item or section), who inadvertently becomes the beneficial owner of 15% or more of the outstanding common stock and, within ten business days of being requested by us to advise us regarding the same, certifies to us that such person acquired 15% or more of the outstanding common stock inadvertently and who or which, together with all affiliates and associates, thereafter does not acquire additional shares of common stock while the beneficial owner of 15% or more of the outstanding shares of common stock; provided, however, that if the person requested to so certify fails to do so within ten business days or breaches or violates such certification, then such person shall cease to be an Excluded Person immediately after such ten business day period or such breach or violation.

The common share purchase rights may be redeemed or exchanged as provided and subject to the limitations set forth in the Rights Agreement; otherwise, the rights will expire on May 26, 2018.

29.	Do I have a right to draw against my account?

You will not have a right to draw checks or drafts against your Plan account or give instructions to the administrator with respect to any shares or cash held therein, except as expressly provided in this prospectus.

30.	What law governs the Plan?

The Plan will be governed by the laws of the State of Wisconsin.

STATE REGULATION

The terms and conditions of the Plan are governed by the laws of the State of Wisconsin. Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of a “resident domestic corporation,” such as Badger Meter, which are held by certain persons in excess of 20% of the voting power of any such corporation will be limited to 10% of the full voting power of such excess shares. This statutory voting restriction is not applicable to shares acquired directly from Badger Meter, shares acquired prior to April 22, 1986, and under certain other circumstances.

Section 180.1141 of the Wisconsin Business Corporation Law provides that a “resident domestic corporation,” such as Badger Meter, may not engage in a “business combination” with an “interested stockholder” (a person beneficially owning 10% or more of the voting power of the outstanding common stock) for three years after the date (the “stock acquisition date”) the interested stockholder acquired his 10% or greater interest, unless the business combination (or the acquisition of the 10% or greater interest) was approved before the stock acquisition date by the corporation’s board of directors. After the three-year period, a business combination that was not so approved can be consummated only if (i) it is approved by the majority of the outstanding voting shares not held by the interested stockholder; (ii) is made at a specified formula price intended to provide a fair price for the shares held by non-interested stockholders or (iii) is excluded from certain business combination restrictions.

Participants with significant holdings of Badger Meter’s stock are advised to consult their attorney to determine the applicability and effect of such provisions.

FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of participation in the Plan to U.S. Holders (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, final, temporary, and proposed Treasury regulations, administrative pronouncements of the Internal Revenue Service, or IRS, and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This summary is limited to participants that will hold shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, held for investment). This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to participants that are subject to special rules (including, without limitation, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, individual retirement accounts, qualified retirement plans, tax-exempt organizations, entities or arrangements treated as partnerships for U.S. federal income tax purposes, entities treated as corporations for U.S. federal income tax purposes, broker dealers, foreign corporations, other foreign entities, persons who own our stock as part of a straddle hedge, conversion transaction, or other risk reduction or integrated investment transaction, and persons who are not U.S. Holders).

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States; (2) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (3) a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Reinvested Cash Dividends

In general, with respect to cash dividends paid by us and reinvested under the Plan, you will be treated for U.S. federal income tax purposes as though you actually received a distribution in cash. With respect to reinvested dividends used to purchase shares (including any fractional share) directly from us, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the fair market value of the shares purchased for your account under the Plan and any amounts required to be withheld. With respect to reinvested dividends used to purchase shares (including any fractional share) on the open market, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the sum of (1) the cash dividend used to purchase those shares, (2) your allocable portion of the brokerage commissions paid by us to purchase those shares on the open market, and (3) any amounts required to be withheld. These distributions will be treated as taxable dividend income to you to the extent paid out of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that such distributions exceed our current and accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, your tax basis in our common stock, but not below zero, and then will be treated as gain from the sale of such stock. We will report to you and the IRS (to the extent required by law) the amount of any dividends you receive (or are deemed to receive) for U.S. federal income tax purpose.

Participants should not be treated as receiving an additional taxable distribution relating to their pro rata share of our fees or other costs of administering the Plan, all of which will be paid by us. However, there can be no assurance that the IRS will concur with this position. We have no present plans to seek formal advice from the IRS on this issue.

Optional Cash Investments

In general, a participant who makes an optional cash purchase under the Plan will have the same federal income tax consequences as participants who purchase our shares outside the Plan.

Tax Basis and Holding Period of Shares

The tax basis of shares of our common stock purchased directly from us with reinvested dividends pursuant to the Plan will generally equal the total amount of the cash reinvested in our common stock. The tax basis of shares of our common stock acquired with initial or optional cash investments generally will equal the amount of the cash payment. The tax basis of shares purchased in the open market to satisfy Plan requirements generally will equal the amount of the cash reinvested and the amount of any brokerage fees incurred by the Plan on your behalf. The tax basis of shares of common stock acquired under the Plan will be reported by our transfer agent in accordance with the Treasury Regulations that are currently effective. Because certain aspects of the Plan do not fall within the narrow definition of “dividend reinvestment plan” under such regulations, we expect that participants in the Plan will not be able to elect to cause our transfer agent to use cost basis averaging for shares in the Plan acquired after January 1, 2011. We expect that our transfer agent’s default method of determining cost basis, which is FIFO-First In, First Out, will apply.

The holding period for shares acquired under the Plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your Plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.

Withdrawal of Shares

You generally will not realize any taxable income or any gain or loss for U.S. federal income tax purposes when whole shares are withdrawn from your Plan account, either upon request for withdrawal by you, upon termination of your participation in the Plan or upon termination of the Plan by us.

Sale of Shares

You will generally recognize gain or loss when shares of common stock acquired under the Plan (including fractions of a share) are sold by the Plan administrator or by you after withdrawal of the shares from the Plan. The amount of such gain or loss will be equal to the difference between (1) the amount you receive for the shares, reduced by the expenses of sale (including brokerage commissions and service fees charged for the sale of shares), and (2) your tax basis in the shares sold. You also will recognize a gain or loss when you receive cash payments for fractional shares credited to your account upon your withdrawal from the Plan or upon the Plan’s termination. The amount of such a gain or loss will be equal to the difference between (1) the amount which you receive for your fractional shares and (2) your tax basis in such fractional shares. In general, any gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if you have held the shares for more than one year. Long-term capital gains of individuals and certain other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. You should consult your tax advisor as to the consequences of a sale of shares in view of your particular circumstances.

Withholding

If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. In any case in which U.S. federal income taxes are required to be withheld, the Plan administrator will reinvest an amount equal to the dividend less the amount of tax withheld. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes. For IRS reporting purposes, the amount of any tax withheld will be included in the holder’s dividend income. We cannot refund any amounts withheld.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts will be required to pay an additional 3.8% Medicare tax on, among other things, certain dividends and capital gains from the sale or other disposition of stock. Participants that are individuals, estates or trusts should consult with their own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of an investment in shares of our common stock acquired through the Plan.

FATCA

Under the Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and the Treasury Regulations thereunder (as modified by IRS Notice 2013-43), commonly referred to as “FATCA,” withholding may be required with respect to dividends in respect of common stock, and gross proceeds from the sale of common stock received on or after January 1, 2019, for participants that hold the shares of common stock through a foreign financial institution or a non-financial foreign entity. Subject to certain exceptions, a 30% withholding tax will be imposed on such payments made to (1) foreign financial institutions unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (2) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If withholding is required under these rules, the appropriate amount of tax will be deducted from dividends and from the proceeds of the sale of shares, and only the remaining amount will be reinvested or paid. Prospective participants should consult with their own tax advisors regarding FATCA and the application of these requirements to an investment in shares of our common stock acquired through the Plan.

The above summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a participant in the Plan. Therefore, you are urged to consult your tax advisors regarding the consequences of participation in the Plan.

PLAN OF DISTRIBUTION

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

Subject to the availability of shares of our common stock registered for issuance under the plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends or cash investments. From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts applicable to investments made under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the Plan.

Our common stock offered pursuant to the Plan will be purchased, at our option, directly from us or in the open market. We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the Plan. Upon withdrawal by a participant from the Plan by the sale of shares of our common stock held under the Plan, the participant will receive the proceeds of that sale less the applicable brokerage commission (currently $0.10 per share), a service charge of $15.00 (subject to change at any time) and any required tax withholdings or transfer taxes.

Our common stock may not be available under the plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

You will pay brokerage commissions and related service charges for shares of our common stock purchased using initial or optional cash investments. There will be a $0.10 brokerage commission for each share purchased and a $2.50 related service charge for shares of our common stock purchased with additional cash investments.

IMPORTANT CONSIDERATIONS

We created the Plan to provide a useful service for our shareholders. We are not recommending that you buy or sell our common stock. You should use the Plan only after you have independently researched your investment decision.

The value of our common stock may go up or down from time to time. Neither the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, nor anyone else insures Plan accounts.

The Plan does not have any effect on our dividend policy, which is subject to the discretion of our board of directors. We make no representation as to the declaration of future dividends or the rate at which dividends may be paid, since they necessarily depend upon our future earnings, financial requirements, and other factors.

USE OF PROCEEDS

Since purchases of common stock under the Plan may be purchases of (1) shares of common stock held in treasury, (2) newly issued shares of common stock, or (3) shares of common stock purchased in the open market, we do not know the number of shares of authorized but unissued shares of common stock, if any, that we will ultimately sell under the Plan or the price at which we will sell the shares. Any net proceeds that we receive from the sale of shares under the Plan will be added to our general funds and used for general corporate purposes. We will not receive any proceeds from the sale of shares under the Plan that are acquired on the open market or in privately negotiated transactions.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the Securities and Exchange Commission. Information, as of particular dates, concerning our directors and officers, their remuneration, their security holdings, the principal holders of our securities and any material interest of such persons in transactions with us, is disclosed in proxy statements distributed to our shareholders and filed with the Securities and Exchange Commission. You can inspect and copy such reports, proxy statements, and other information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, and you can obtain copies of such material from the Public Reference Room of the Securities and Exchange Commission at Washington, D.C. 20549 at prescribed rates or on the Internet at http://www.sec.gov. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 (which together with all amendments and exhibits we refer to as the “Registration Statement”) under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which we omit in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, see the Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (File No. 001-06706) which we incorporate by reference into this prospectus and consider a part of this prospectus:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2017 (filed March 1, 2018);

(b) Our Definitive Proxy Statement on Schedule 14A for our annual meeting of shareholders held on April 28, 2017 (filed March 14, 2017);

(c) The description of our common stock, par value $1 per share, included in our Registration Statement on Form 8-A, dated June 16, 2008, and any amendments or reports filed for the purpose of updating such description; and

(d) The description of our common share purchase rights included in our Registration Statement on Form 8-A, dated June 16, 2008, and any amendments or reports filed for the purpose of updating such description.

All documents which we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering we incorporate by reference in this prospectus as of the date of filing such documents. Any statement contained in a document incorporated directly or incorporated by reference shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document, which also is incorporated directly or is incorporated by reference, modifies or supersedes such statement. Any such statement that is modified or superseded shall be considered a part of this prospectus only in its modified or suspended form.

We will provide to you, upon written or oral request and without charge, a copy of any or all of the documents referred to above which we have or may incorporate in this prospectus by reference, other than the exhibits for those documents. You can request copies from:

Corporate Secretary

Badger Meter, Inc.

4545 West Brown Deer Road

Milwaukee, WI 53223

You may also request a copy by calling 1-414-371-5702. Current filings are also available on our web site at http://www.badgermeter.com under Investors.

LEGAL OPINION

Our counsel, Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, WI 53202 has rendered an opinion as to the validity of the shares of our common stock which we are offering pursuant to this prospectus.

EXPERTS

The consolidated financial statements of Badger Meter, Inc. appearing in Badger Meter, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Badger Meter, Inc.’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Badger Meter, Inc.

Dividend Reinvestment and Stock Purchase Plan

Please address all inquiries to

American Stock Transfer & Trust Company, LLC as follows:

Telephone:

(800) 278-4353

Street Address:

6201 15th Avenue

Brooklyn, NY 11219

Mailing Address:

Plan Administration Department

American Stock Transfer & Trust Company, LLC

P.O. Box 922, Wall Street Station

New York, NY 10269-0560

Facsimile:

(718) 236-2641

Internet Address:

http://www.amstock.com

Electronic Mail Address:

info@amstock.com

TRANSFER AGENT AND REGISTRAR

American Stock Transfer & Trust Company, LLC

Telephone:

(800) 278-4353

Mailing Address:

Investor Services

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the offering of the shares of common stock being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Item	Amount
Registration Fee Under the Securities Act of 1933	$320
Printing and Engraving Fees	$7,500
Professional Fees and Expenses	$25,000
Accounting Fees and Expenses	$5,000
Miscellaneous Expenses	$7,500

Total	$45,320

Item 15. Indemnification of Directors and Officers.

Pursuant to the Wisconsin Business Corporation Law and our Restated By-laws, our directors and officers are entitled to mandatory indemnification from us against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to us and such breach or failure constituted: (a) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer has reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should be noted that the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, our directors are not subject to personal liability to us, our shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

The indemnification provided by the Wisconsin Business Corporation Law and our Restated By-laws is not exclusive of any other rights to which a director or officer may be entitled.

We may advance expenses for the defense of any action for which indemnification may be available under certain circumstances.

We maintain a liability insurance policy for our directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

Item 16. Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Registration Statement.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Restated Articles of Incorporation (as in effect as of August 8, 2008). [Incorporated by reference to Exhibit 3.2 to Badger Meter, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2008 (Commission File No. 001-06706)].

3.2	Restated By-Laws (as amended and restated as of February 10, 2017). [Incorporated by reference to Exhibit (3.1) to Badger Meter, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2016 (Commission File No. 001-06706)].

4	Rights Agreement, dated as of February 15, 2008, between Badger Meter, Inc. and American Stock Transfer & Trust Company, LLC (formerly known as American Stock Transfer & Trust Company). [Incorporated by reference to Exhibit 4.1 to Badger Meter’s Current Report on Form 8-K, dated February 22, 2008 (Commission File No. 001-06706)].

5	Opinion of Foley & Lardner LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Foley & Lardner LLP (included in Exhibit 5 hereto).

24	Powers of Attorney (contained on the signature pages hereto).

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 5th day of March, 2018.

BADGER METER, INC. (the “Company” or the Registrant”)

By:	/s/ Richard A. Meeusen
Richard A. Meeusen
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Richard A. Meeusen, Richard E. Johnson, William R.A. Bergum, and Kenneth C. Bockhorst, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Richard A. Meeusen Richard A. Meeusen	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	March 5, 2018

/s/ Richard E. Johnson Richard E. Johnson	Senior Vice President – Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	March 5, 2018

/s/ Beverly L.P. Smiley Beverly L.P. Smiley	Vice President – Controller (Principal Accounting Officer)	March 5, 2018

/s/ Todd A. Adams Todd A. Adams	Director	March 5, 2018

/s/ Thomas J. Fischer Thomas J. Fischer	Director	March 5, 2018

/s/ Gale E. Klappa Gale E. Klappa	Director	March 5, 2018

/s/ Gail A. Lione Gail A. Lione	Director	March 5, 2018

S-1

Signature	Title	Date

/s/ Andrew J. Policano Andrew J. Policano	Director	March 5, 2018

/s/ James F. Stern James F. Stern	Director	March 5, 2018

/s/ Glen E. Tellock Glen E. Tellock	Director	March 5, 2018

/s/ Todd J. Teske Todd J. Teske	Director	March 5, 2018

S-2